UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

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☒	Definitive Information Statement

BioCorRx Inc.
(Name of Registrant as Specified in its Charter)

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BioCorRx Inc.

2390 East Orangewood Avenue, Suite 575

Anaheim, California 92806

To the Holders of Common Stock of BioCorRx Inc.:

This Information Statement is first being mailed on or about April 10, 2018 to the holders of record of the outstanding common stock, $0.001 par value per share (the “Common Stock”) of BioCorRx Inc., a Nevada corporation (the “Company”), as of the close of business on January 16, 2018 (the “Record Date”), to inform the stockholders of actions already approved by written consent of the majority stockholders holding 59% of the voting equity (the “Majority Stockholders”). Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the proposals will not be effective until at least 20 calendar days after the mailing of this Information Statement to our stockholders and holders of the Company’s preferred stock. Therefore, this Information Statement is being sent to you for informational purposes only.

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Adopt an amendment to our Amended and Restated Articles of Incorporation, as amended (the “Articles”) to increase in the number of authorized shares of which the Corporation is authorized to issue to 750,600,000 shares and increase the number of authorized shares of Common Stock from five hundred and twenty five million (525,000,000) shares of Common Stock to seven hundred and fifty million (750,000,000) shares of Common Stock (the “Authorized Share Increase”). The form of this amendment to our Articles is attached as Appendix A; and

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The granting of discretionary authority to the Board of Directors of the Company (the “Board”), at any time or times for a period of 12 months after the date of the Written Consent, to Adopt an amendment to our Articles to effect a Reverse Split of our issued and outstanding common stock in a range of not less than 1-for-5 and not more than 1-for-500 (the “Reverse Split”). The form of this amendment to our Articles is attached as Appendix B.

On October 5, 2017, the Board approved the Authorized Share Increase and the Reverse Split and recommended to the Majority Stockholders that they approve the Authorized Share Increase and the Reverse Split. On January 16, 2018, the Majority Stockholders approved the Authorized Share Increase and Reverse Split by written consent in lieu of a meeting in accordance with the Nevada Revised Statutes. Accordingly, your consent is not required and is not being solicited in connection with the approval of the Authorized Share Increase and Reverse Split.

By order of the Board of Directors,

Anaheim, California	/s/ Brady Granier
April 10, 2018	Brady Granier President, Chief Executive Officer, and Director

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THIS INFORMATION STATEMENT IS BEING PROVIDED TO

YOU BY THE BOARD OF DIRECTORS OF BIOCORRX INC.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY

BioCorRx Inc.

2390 East Orangewood Avenue, Suite 575

Anaheim, California 92806

INFORMATION STATEMENT

(Definitive)

April 10, 2018

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

GENERAL INFORMATION

This Information Statement is being furnished to you by the Board of Directors (the “Board” or “Board of Directors”) of BioCorRx Inc. (the “Company”) is furnishing this Information Statement to you to provide a description of action taken by our Board and the holders of more than a majority of our outstanding voting capital stock on January 16, 2018, in accordance with the relevant sections of the Nevada Revised Statutes of the State of Nevada (the “NRS”).

This Information Statement is being mailed on or about April 10, 2018 to stockholders of record on January 16, 2018 (the “Record Date”). The Information Statement is being delivered only to inform you of the Corporate Actions described herein before such action take effect in accordance with Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). No action is requested or required on your part.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

PLEASE NOTE THAT THE HOLDERS OF OUR SERIES B PREFEERED WHICH CONSTITUTES MORE THAN A MAJORITY OF OUR OUTSTANDING VOTING CAPITAL VOTED TO AUTHORIZE THE CORPORATE ACTION. THE NUMBER OF VOTES RECEIVED IS SUFFICIENT TO SATISFY THE STOCKHOLDER VOTE REQUIREMENT AND NO ADDITIONAL VOTES WILL CONSEQUENTLY BE NEEDED TO APPROVE THESE MATTERS.

Record Date

The close of business on January 16, 2018 (the “Record Date”) has been fixed as the record date for the determination of stockholders entitled to vote via written consent. As of such date, we had 525,000,000 authorized shares of common stock, $0.001 par value per share (“Common Stock”), of which 244,086,285 shares were outstanding and entitled to vote, and 600,000 authorized shares of preferred stock, no par value per share (“Preferred Stock”), of which 80,000 shares of Series A Preferred Stock were outstanding and 160,000 shares of Series B Preferred Stock were outstanding. Each share of Common Stock is entitled to one (1) vote on each matter to be voted upon at a meeting or via written consent. Each share of Series A Preferred Stock is entitled to one thousand (1,000) votes on each matter to be voted upon. Each share of Series B Preferred Stock entitles the holder to two thousand (2,000) votes on each matter to be voted upon. As of the Record Date, there were a total of 644,086,285 votes outstanding (244,086,285 common stock votes plus 80 million Series A votes plus 320 million Series B votes).

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Pursuant to the Nevada Revised Statutes, at least a majority of the voting equity of the Company, or at least 322,086,286 votes, were required to approve the Authorized Share Increase and Reverse Split by written consent. The Majority Stockholders, who held in the aggregate the equivalent of 379,548,839 votes or approximately 59% of the voting equity of the Company, voted in favor of the Authorized Share Increase thereby satisfying the requirement under the Nevada Revised Statutes that at least a majority of the voting equity vote in favor of a corporate action by written consent.

The following table sets forth the name of the Series A Stockholders and Series B Stockholders, the number of shares of common stock held by the Series A Stockholders and Series B Stockholders, the number of shares of Series A Preferred and Series B Preferred held by the Series A Stockholders and Series B Stockholders, the number of votes of Series A and Series B Preferred held, the total number of votes that voted in favor of the Authorized Share Increase and Reverse Split and the percentage of the issued and outstanding voting equity of the Company that voted in favor thereof.

Name of Preferred Stockholders	Common Stock Held	Series A Preferred Stock Held	Number of Votes of Series A Preferred Stock Held	Series B Preferred Stock Held	Number of Votes of Series B Preferred Stock Held	Number of Total; Votes that Voted in Favor of the Actions	Percentage of Voting Equity that Voted in Favor of the Actions
Brady J Granier	7,421,900	10,000	10,000,000	40,000	80,000,000	97,421,900	15.1%
Lourdes Felix	2,500,000	10,000	10,000,000	40,000	80,000,000	92,500,000	14.4%
Kent Emry	7,042,000	10,000	10,000,000	40,000	80,000,000	97,042,000	15.1%
Thomas P Welch	2,584,939	10,000	10,000,000	40,000	80,000,000	92,584,939	14.4%
Total	19,548,839	40,000	40,000,000	160,000	320,000,000	379,548,839	59%

THE INCREASE IN AUTHORIZED CAPITAL

Our Board authorized and approved the proposed amendment to our Articles to increase our authorized share capital so that such shares will be available for issuance for general corporate purposes, including financing activities, without the requirement of further action by our stockholders. Potential uses of the additional authorized shares may include, but are not limited to, provide additional shares that could be issued for raising of additional equity capital or other financing activities, to provide additional shares that could be issued in a reverse merger acquisition or other form of business combination and to better position the Company for future trading should a transaction be entered into and completed, and other general corporate purposes. The future issuance of additional shares of Common Stock on other than a pro rata basis to existing stockholders will dilute the ownership of the current stockholders, as well as their proportionate voting rights. Increasing the authorized number of shares of our Common Stock will give us greater flexibility and will allow us to issue such shares, in most cases, without the expense or delay of seeking stockholder approval. We are at all times investigating additional sources of financing, business candidates and other opportunities which our Board believes will be in the best interests of our stockholders and the Company.

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Effect of the Increase in Authorized Capital; Anti-Takeover Implications

The amendment to our Articles to increase our authorized share capital will not have any immediate effect on the rights of existing stockholders. However, our Board will have the authority to issue shares of our Common Stock without requiring future stockholder approval of such issuances, except as may be required by applicable law or exchange regulations. To the extent that additional shares of Common Stock are issued in the future, such issuance will decrease the existing stockholders’ percentage equity ownership, dilute the earnings per share and book value per share of outstanding shares of Common Stock and, depending upon the price at which they are issued, could be dilutive to the existing stockholders.

Although the increase in authorized capital is prompted by business and financial considerations, stockholders nevertheless should be aware that such increase could facilitate future efforts by our management to deter or prevent a change in control of the Company. By way of example, our management could issue additional shares to dilute the stock ownership and the voting power of persons seeking to obtain control of the Company or shares could be issued to purchasers who would support the Board in opposing a takeover proposal. In addition, the increase in authorized shares may have the effect of delaying or discouraging a challenge for control or make it less likely that such a challenge, if attempted, would be successful, including challenges that are favored by a majority of the stockholders or in which the stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner. The Board and executive officers of the Company have no knowledge of any current effort to obtain control of the Company or to accumulate large amounts of Common Stock.

Other than as discussed in this Information Statement, there are no provisions of our articles, bylaws, employment agreements or credit agreements that have material anti-takeover consequences.

The Authorized Share Increase will become effective on the date that we file the Certificate of Amendment to the Articles to effectuate the Authorized Share Increase (the “Share Increase Amendment”) with the Secretary of State of the State of Nevada. We intend to file the Share Increase Amendment with the Secretary of State of the State of Nevada promptly after the twentieth (20th) day following the date on which this Information Statement is mailed to the Stockholders.

We currently expect to file the Share Increase Amendment on or about April 30, 2018.

THE REVERSE SPLIT

General

On January 16, 2018, the Majority Stockholders granted the Board discretionary authority within the next twelve (12) months to file a Certificate of Amendment to the Articles to effectuate the Reverse Split (the “Reverse Split Amendment”) of all of our issued and outstanding shares of common stock at an exchange ratio of not less than 1-for-5 and not more than 1-for-500, which we sometimes refer to as the Reverse Split. The form of the Reverse Split Amendment is attached to this Information Statement as Appendix B.

The Board has the authority, but not the obligation, in its sole discretion and without any further action on the part of the stockholders, to effect the Reverse Split within this range at any time it believes to be most advantageous to our Company and stockholders. The exact ratio of the Reverse Split, if effected, would be set at a whole number within the range as determined by the Board in its sole discretion. The Reverse Split Amendment would not change the number of authorized shares of our common stock and the par value of our common stock would remain at $0.001 per share. As of the date of this Information Statement, we do not have any current plans, arrangements or understandings related the issuance of any additional shares of common stock that will become newly available as a result of the Reverse Split.

By potentially increasing our stock price, the Reverse Stock Split would potentially increase our minimum bid or share price required for the initial listing requirements for The Nasdaq Capital Market (“Nasdaq”). We currently do not meet the Nasdaq listing requirements, including the minimum bid price and shareholders’ equity. The Reverse Stock Split will not cause us to meet all of the listing requirements for Nasdaq. However, we believe the Reverse Stock Split will increase our stock price which may help us move towards eventually meeting the minimum share price requirements. We can provide no assurances that the Reverse Stock Split will have a long-term positive effect on the market price of our common stock, or increase our ability to be listed or approved for trading on Nasdaq.

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We believe that enabling our Board to set the ratio within the stated range will provide us with the flexibility to implement the Reverse Split in a manner designed to maximize the anticipated benefits for our stockholders. In determining a ratio, if any, our Board of Directors may consider, among other things, factors such as:

•	the initial listing requirements of Nasdaq;

•	the historical trading price and trading volume of our common stock;

•	the number of outstanding shares of our common stock;

•	the then-prevailing trading price and trading volume of our common stock and the anticipated impact of the Reverse Split on the trading market for our common stock; and

•	prevailing general market and economic conditions.

Depending on the ratio for the Reverse Split determined by our Board of Directors, no less than 5 and no more than 500 shares of existing issued and outstanding common stock, as determined by our Board of Directors or a committee thereof, will be combined into one share of common stock. The Reverse Split Amendment, if any, will effect only the Reverse Split Ratio within such range determined by our Board to be in the best interests of our stockholders.

The Board will retain the authority not to effect the Reverse Split even though it has already obtained stockholder approval. Thus, the Board, at its discretion, may cause the filing of the Reverse Split Amendment to effect a Reverse Split or abandon it and effect no Reverse Split if it determines that such action is not in the best interests of our Company and stockholders.

Purpose of the Reverse Split

The Board is notifying stockholders of the proposed Reverse Split in connection with the plan to apply to list our common stock on Nasdaq. The Board believes the consummation of the Reverse Split and the listing of our common stock on Nasdaq will make our common stock more attractive to a broader range of institutional and other investors. Accordingly, for these and other reasons described in this Information Statement, we believe that effecting the Reverse Split is in the Company’s and our stockholders’ best interests.

We believe that the Reverse Split will enhance our ability to obtain an initial listing on Nasdaq. Nasdaq requires, among other items, an initial bid price of least $4.00 per share and following initial listing, maintenance of a continued price of at least $1.00 per share. A decrease in the number of outstanding shares of our common stock resulting from a Reverse Split should, absent other factors, increase the per share market price of our common stock, although we cannot provide any assurance that our minimum bid price would remain over the minimum bid price requirement of Nasdaq following the Reverse Split.

Additionally, we believe that the Reverse Split will make our common stock more attractive to a broader range of institutional and other investors, as we have been advised that the current market price of our common stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public. As previously discussed, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. We believe that the Reverse Split will make our common stock a more attractive and cost effective investment for many investors, which will enhance the liquidity of the holders of our common stock.

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Reducing the number of outstanding shares of our common stock through the Reverse Split is intended, absent other factors, to increase the per share market price of our common stock in order to attract new investors and meet one of the initial listing requirements of Nasdaq. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our common stock. As a result, we cannot assure you that the Reverse Split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase following the Reverse Split or that the market price of our common stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our common stock after a Reverse Split will increase in proportion to the reduction in the number of shares of our common stock outstanding before the Reverse Split. Accordingly, the total market capitalization of our common stock after the Reverse Split may be lower than the total market capitalization before the Reverse Split.

Procedure for Implementing the Reverse Split

The Reverse Split, if effected, would become effective upon the filing (the “Effective Time”) of the Reverse Split Amendment with the Office of the Secretary of State of the State of Nevada. The Reverse Split Amendment will implement the exchange ratio (of not less than 1-for-5 nor more than 1-for-500) as determined by the Board of Directors prior to the Effective Time. The exact timing of the filing of Reverse Split Amendment will be determined by our Board of Directors based on its evaluation as to when such action will be the most advantageous to the Company and our stockholders. In addition, our Board of Directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Split if, at any time prior to filing the Reverse Split Amendment, our Board, in its sole discretion, determines that it is no longer in our best interest and the best interests of our stockholders to proceed with the Reverse Split.

Effect of the Reverse Split on Holders of Outstanding Common Stock

The Reverse Split will not affect any stockholder's percentage ownership interest in our Company, except as described below in "Fractional Shares." Record holders of our common stock otherwise entitled to a fractional share as a result of the Reverse Split because they hold a number of shares not evenly divisible by the Reverse Split Ratio will automatically be entitled to receive an additional fraction of a share of our common stock to round up to the next whole share. In addition, the Reverse Split will not affect any stockholder's proportionate voting power (subject to the treatment of fractional shares as discussed herein).

The Reverse Split will not change the terms of our common stock. After the Reverse Split, the shares of our common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to our common stock now authorized. Our common stock will remain fully paid and non-assessable.

After the effective time of the Reverse Split, we will continue to be subject to the periodic reporting and other requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Reverse Split is not intended as, and will not have the effect of, a "going private transaction" as described by Rule 13e-3 under the Exchange Act.

If we fail to meet the requirements specified in Nasdaq’s listing standards, our common stock will continue to be quoted on the OTCQB under the symbol "BICX."

After the effective time of a Reverse Split, the post-split market price of our common stock may be less than the pre-split price multiplied by the Reverse Split Ratio. In addition, a reduction in number of shares of our common stock outstanding may impair the liquidity for our common stock, which may reduce the value of our common stock.

The availability of a substantial number of authorized but un-issued shares of our common stock resulting from the Reverse Split, under various scenarios, may be construed as having an anti-takeover effect by permitting the issuance of shares of our common stock to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions in our Articles of Incorporation or bylaws as then in effect. The proposal to effectuate the Reverse Split did not result from our knowledge of any specific effort to accumulate our securities or to obtain control of us by means of a merger, tender offer, proxy solicitation in opposition to management or otherwise, and our Board did not authorize the Reverse Split to increase the authorized shares of our common stock to enable us to frustrate any efforts by another party to acquire a controlling interest or to seek representation on our Board.

In addition, the Reverse Split will increase the number of stockholders of the Company who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Consequently, there can be no assurance that the Reverse Split will achieve the desired results that have been outlined above.

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Beneficial Holders of Common Stock

Upon the implementation of the Reverse Split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Split for their beneficial holders holding our common stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than we have instituted for registered stockholders for processing the Reverse Split. Stockholders who hold shares of our common stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Registered “Book-Entry” Holders of Common Stock (i.e., stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Some of our registered holders of common stock may hold their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership in our common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

If your shares of common stock are held in book-entry form, you will receive a transmittal letter from our transfer agent, who is also acting as our exchange agent in connection with our Reverse Split, as soon as practicable after the Effective Time. The letter of transmittal will contain instructions on how to receive your post-Reverse Split shares of common stock electronically in book-entry form under the Direct Registration System (DRS). Shareholders will need to return to our transfer agent a properly executed and completed letter of transmittal in order to receive their new book-entry statement representing post-reverse split shares of common stock. The post-reverse split shares of common stock will contain the same restrictive legends as the pre-reverse split shares.

Holders of Certificated Shares of Common Stock

Some of the registered holders of our common stock hold their shares in certificate form. If your shares of common stock are held in certificate form, you will receive a transmittal letter from our transfer agent, who is also acting as our exchange agent in connection with the Reverse Split, as soon as practicable after the Effective Time. The letter of transmittal will contain instructions on how to surrender your certificate or certificates representing your pre-Reverse Split shares to our transfer agent. Upon our transfer agent’s receipt of your pre-Reverse Split certificate or certificates, together with a properly completed and executed letter of transmittal, you will receive your post-reverse split shares of common stock electronically in book-entry form under the DRS. The post-reverse split shares of common stock will contain the same restrictive legends as the pre-reverse split shares. At any time after receipt of your DRS statement, you may request a stock certificate representing your shares of common stock if you do not want to hold your shares in book-entry form.

Regardless of how shareholders hold our common stock (i.e., in book-entry or certificated form), shareholders will not have to pay any service charges to us or our transfer agent in connection with the Reverse Split.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

We do not currently intend to issue fractional shares in connection with the Reverse Split. Therefore, we will not issue certificates representing fractional shares. In lieu of issuing fractions of shares, the Company will round up the fractional share to the next whole share.

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Accounting Matters

The proposed Reverse Split Amendment will not affect the par value of our common stock per share, which will remain $0.001 par value per share. Reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT

The following discussion summarizes the material U.S. federal income tax consequences of the Reverse Split of our common stock. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended or “the Code,” the U.S. Treasury Regulations promulgated under the Code and judicial and administrative rulings, all as in effect as of the date of this Information Statement and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein.

This discussion assumes that holders of our capital stock hold their shares as capital assets within the meaning of section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of our capital stock in light of such holder’s particular circumstances, nor does it discuss the special considerations applicable to holders of our capital stock subject to special treatment under the U.S. federal income tax laws, such as, for example, financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities and their partners or members, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, holders who acquired our capital stock through the exercise of options or otherwise as compensation, holders who hold our capital stock as part of a hedge, straddle, constructive sale or conversion transaction, or U.S. holders whose functional currency is not the U.S. dollar. This discussion does not address any aspect of foreign, state, local, alternative minimum, estate, gift or other tax law that may be applicable to a holder of our capital stock.

The U.S. federal income tax consequences of the Reverse Split of our issued and outstanding common stock for a partner in a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) will generally depend on the status of the partner and the activities of the partnership. Partners in partnerships should consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Reverse Split of our common stock.

We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the Reverse Split of our issued and outstanding common stock. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the Reverse Split of our issued and outstanding common stock. The U.S. federal income tax laws are complex and subject to varying interpretation, and we have not and do not expect to seek a ruling from the Internal Revenue Service, or the IRS, nor an opinion of tax counsel regarding any of the U.S. federal income tax consequences described herein. Accordingly, the IRS may not agree with the tax consequences described in this document.

For purposes of this discussion, the term “U.S. holder” means a holder of record of our capital stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States,

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a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income tax regardless of its source, or

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a trust if (i) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

A “non-U.S. holder” is a holder of our capital stock (other than a partnership) that is not a U.S. holder.

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U.S. Holders

Reverse Split

We believe that the Reverse Split of our issued and outstanding common stock should qualify as a “recapitalization” for U.S. federal income tax purposes. Accordingly, a U.S. holder should not recognize any gain or loss as a result of the Reverse Split (except to the extent of cash received in lieu of a fractional share). Further, a U.S. holder’s aggregate tax basis in his, her, or its post-Reverse Split shares should equal the aggregate tax basis in the pre-Reverse Split shares exchanged therefor, reduced by the amount of the adjusted basis of any pre-Reverse Split shares exchanged that is allocated to any fractional share for which cash is received, and such holder’s holding period for the post-Reverse Split shares should include the period during which such stockholder held the pre-Reverse Split shares surrendered therefor. U.S. holders should consult their tax advisors as to application of the foregoing rules where shares of our common stock were acquired at different times or at different prices.

A U.S. holder who receives cash instead of a fractional share of post-Reverse Split shares should be treated as having received the fractional share pursuant to the Reverse Split and then as having exchanged the fractional share for cash in a redemption. In general, this deemed redemption will be treated as a sale or exchange, provided the redemption is not essentially equivalent to a dividend as discussed below. Gain or loss generally will be recognized based on the difference between the amount of cash received and the portion of the U.S. holder’s adjusted tax basis of the pre-Reverse Split shares allocable to such fractional share. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for such pre-Reverse Split shares is more than one year as of the effective date of the Reverse Split, and otherwise will be short-term capital gain or loss.

The receipt of cash is “not essentially equivalent to a dividend” if the reduction in a U.S. holder’s proportionate interest in our Company resulting from the Reverse Split (taking into account for this purpose shares of our issued and outstanding common stock which such holder is considered to own under certain attribution rules) is considered a “meaningful reduction” given such U.S. holder’s particular facts and circumstances. The IRS has ruled that a small reduction by a minority stockholder whose relative stock interest is minimal and who exercises no control over the affairs of a corporation can satisfy this test. If the receipt of cash in lieu of a fractional share is not treated as capital gain or loss under the test just described, it will be treated first as ordinary dividend income to the extent of a U.S. holder’s ratable share of our current and accumulated earnings and profits, then as a tax-free return of capital to the extent of the portion of the U.S. holder’s adjusted tax basis of the pre-Reverse Split shares which is allocable to such fractional share, and any remaining amount will be treated as capital gain.

Non-U.S. Holders

If the Reverse Split constitutes recapitalization (as described above under the caption “U.S. Holders”), non-U.S. holders should similarly not recognize gain or loss for U.S. federal income tax purposes upon the Reverse Split (except to the extent of cash received in lieu of a fractional share).

If a non-U.S. holder receives cash in lieu of a fractional share, a non-U.S. holder generally should not be required to pay U.S. federal income tax on any gain realized in respect of such fractional share unless:

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the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the U.S.), in which case the non-U.S. holder will be required to pay tax gain in respect of such fractional share (net of certain deductions or credits) under regular graduated U.S. federal income tax rates, and for a non-U.S. holder that is a corporation, such non-U.S. holder may be subject to a branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty; or

•

the non-U.S. holder is an individual who is present in the U.S. for a period or periods aggregating 183 days or more during the calendar year in which the exchange of pre-Reverse Split shares for post-Reverse Split shares occurs and certain other conditions are met, in which case the non-U.S. holder will be required to pay a flat 30% tax on the gain in respect of such fractional share, which tax may be offset by U.S. source capital losses (even though the non-U.S. holder is not considered a resident of the U.S.) subject to applicable income tax or other treaties providing otherwise.

A non-U.S. holder should consult his, her or its tax advisor if the cash received in lieu of fractional shares does not constitute a “meaningful reduction” in interest, as described above.

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Board Discretion to Implement the Reverse Split

The Board of Directors, in its sole discretion, may determine to implement the Reverse Split. Notwithstanding the approval of the Reverse Split by the Majority Stockholders, the Board of Directors, in its sole discretion, may determine not to implement the Reverse Split.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer LLC, having an address at 18 Lafayette Place, Woodmere, NY 11598 and telephone number (212) 828-8436.

Consequences if the Reverse Split Amendment is Not Filed

The Reverse Split Amendment to effect the proposed Reverse Split of our issued and outstanding common stock is necessary for us increase the trading price of our common stock and list our common stock on Nasdaq. In order to move forward with our business strategy, key initiatives and plans to grow our business, we must raise additional funds and increase the price-per-share of our common stock. If we do not effect the Reverse Split, in all likelihood we would be unable to list our common stock on Nasdaq and we may be unable to obtain adequate capital to expand our sales and marketing efforts, increase our product offerings and grow our business. Without such additional capital, we may be required to scale back or eliminate some or all of our operations, which may have a material adverse effect on our business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of shares of our common stock as of the Record Date by:

•	each of our directors;

•	each of our named executive officers;

•	all of our executive officers and directors as a group; and

•	each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting and investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants or conversion of shares of Preferred Stock held by that person that are currently exercisable or exercisable within 60 days of Record Date are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. To our knowledge, except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown opposite such person’s name. The percentage of beneficial ownership is based on 246,611,285 shares of our common stock outstanding, 80,000 shares of Series A Preferred and 160,000 shares of Series B Preferred as of April 2, 2018. As of April 2, 2018, there were a total of 646,611,285 votes outstanding (246,611,285 common stock votes plus 80 million Series A votes plus 320 million Series B votes). Unless otherwise noted below, the address of the persons and entities listed in the table is c/o BioCorRx Inc., 2390 East Orangewood Avenue, Suite 575, Anaheim, California 92806.

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The beneficial owners of all issued shares have voting rights over such shares, whether or not such owners have dispositive powers with respect to the shares, and such shares are included in each person’s beneficial ownership amount. For the avoidance of doubt, if a beneficial owner does not have dispositive powers with respect to certain shares, each such person maintains voting control over these shares, and such shares are included in the determination the person’s beneficial ownership amount.

Name and Address of Owner	Common Stock Owned Beneficially	Percent of Class	Series A Preferred Stock Owned Beneficially	Percent of Class	Series B Preferred Stock Owned Beneficially	Percent of Class	Amount of Voting Securities (1)	Percentage of Voting Equity

Five Percent Stockholders:

Named Executive Officers and Directors
Brady J Granier (2)	21,696,900	8.3	10,000 (10 million votes)	12.5	40,000 (80 million votes)	25	97,421,900	15.1
Lourdes Felix (3)	17,300,000	6.6	10,000 (10 million votes)	12.5	40,000 (80 million votes)	25	92,500,000	14.3
Kent Emry (4)	7,042,000	2.9	10,000 (10 million votes)	12.5	40,000 (80 million votes)	25	97,042,000	15.0
Thomas P Welch (5)	15,844,939	6.1	10,000 (10 million votes)	12.5	40,000 (80 million votes)	25	92,584,939	14.3
Total	61,923,839	21.4	40,000 (40 million votes)	50	160,000 (320 million votes)	100	379,548,839	58.7

____________

(1)	The figures in this column do not include options or warrants owned.

(2)

This figure consists of: (i) 7,421,900 shares of common stock held of record; (ii) 5,000,000 Stock Options to purchase 5,000,000 fully vested shares of our common stock at an exercise price of $0.10 per share expiring on November 17, 2024; and (iii) 10,600,000 Stock Options to purchase 9,275,000 fully vested and exercisable shares of our common stock at an exercise price of $0.02 per share expiring on June 17, 2026.

(3)

This figure consists of: (i) 2,500,000 shares of common stock held of record; and (ii) 5,000,000 Stock Options to purchase 5,000,000 fully vested shares of our common stock at an exercise price of $0.10 per share expiring on November 17, 2024; and (iii) 11,200,000 Stock Options to purchase 9,800,000 fully vested and exercisable shares of our common stock at an exercise price of $0.02 per share expiring on June 17, 2026.

(4)	This figure consists of 7,042,000 shares of common stock held of record.

(5)

This figure consists of: (i) 2,584,939 shares of common stock held of record; and (ii) 3,500,000 Stock Options to purchase 3,500,000 fully vested shares of our common stock at an exercise price of $0.045 per share expiring on July 20, 2025; and (iii) 11,200,000 Stock Options to purchase 9,800,000 fully vested and exercisable shares of our common stock at an exercise price of $0.02 per share expiring on June 17, 2026.

There are no arrangements, known to the Company, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

FORWARD-LOOKING STATEMENTS

From time to time, we may provide information, whether orally or in writing, including certain statements in this Information Statement, which are forward-looking statements. These forward-looking statements and other information are based on our beliefs as well as assumptions made by us using information currently available.

The words “believes”, “anticipates”, “hopes”, “intends”, “expects”, and other words of similar import, imply forward-looking statements. Such statements involve known and business conditions and the availability of sufficient financing, including the proposed Offering. We are making you aware that such forward-looking statements, because they relate to future events and are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements contained in this Information Statement and other public statements we make. Such factors are discussed in the “Risk Factors” section of our Annual Report on Form 10-K and other filings with the SEC.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports, proxy statements and other information including annual, quarterly and current reports on Forms 10-K, 10-Q and 8-K with the SEC. Reports and other information filed by us can be inspected and copied at the public reference facilities maintained at the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the SEC, Public Reference Section, 100 F Street, N.E., Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains a web site on the Internet (http://www.sec.gov) where our reports, proxy and information statements and other information regarding our Company may be obtained free of charge.

The following documents, as filed with the SEC by the Company, are incorporated herein by reference:

(1)	Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017 filed on November 14, 2017

(2)	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017 filed on August 11, 2017;

(3)	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017 filed on May 15, 2017;

(4)	Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed on April 5, 2018; and

(5)

Current Reports on Form 8-K filed on January 6, 2017, February 8, 2017, March 9, 2017, March 22, 2017, July 6, 2017, December 14, 2017, January 23, 2018, February 1, 2018, February 20, 2018 and March 1, 2018.

You may request a copy of these filings, at no cost, by writing BioCorRx Inc. at 2390 East Orangewood Avenue, Suite 575, Anaheim, California 92806 or telephoning the Company at (714) 462-4880. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Information Statement (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to such previous statement. Any statement so modified or superseded will not be deemed a part of this Information Statement except as so modified or superseded.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at 2390 East Orangewood Avenue, Suite 575, Anaheim, California 92806 or telephoning the Company at (714) 462-4880.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may mail notification to, or call the Company at, its principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

This Information Statement is provided to the holders of Common Stock of the Company only for information purposes in connection with the Authorized Share Increase, pursuant to and in accordance with Rule 14c-2 of the Exchange Act. Please carefully read this Information Statement.

By Order of the Board of Directors,

Very truly yours,

Dated: April 10, 2018	/s/ Brady Granier
Anaheim, California	Brady Granier
President, Chief Executive Officer, and Director

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Appendix A

FORM OF CERTIFICATE OF AMENDMENT TO

ARTICLES OF INCORPORATION

OF BIOCORRX INC., AS AMENDED

1.	Name of corporation:

BioCorRx Inc.

2.	The articles have been amended as follows (provide article numbers, if available):

Third Article:

The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock". The total number of shares which the Corporation is authorized to issue is Seven Hundred Fifty Million Six Hundred Thousand (750,600,000) shares. Seven Hundred Fifty Million (750,000,000) shares shall be Common Stock, Par Value of $0.001 per share, and Six Hundred Thousand (600,000) shares shall be Preferred Stock, no par value. The Corporation is authorized to have a maximum aggregate of 600,000 shares of Preferred Stock issued. The Board of Directors is hereby authorized to issue the Common Stock and Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed in this Article 3, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

3.

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: .

4.	Effective date of filing (optional): Upon filing

5.	Officer Signature (Required):

Brady Granier, Chief Executive Officer

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Appendix B

FORM OF CERTIFICATE OF AMENDMENT TO

ARTICLES OF INCORPORATION

OF BIOCORRX INC., AS AMENDED

1.	Name of corporation:

BioCorRx Inc.

2.	The articles have been amended as follows (provide article numbers, if available):

Third Article:

Effective at 12:01 a.m. on [  ], 2018 (the “Effective Time”), every [  ] shares of common stock issued and outstanding immediately prior to the Effective Time (“Old Common Stock”) shall automatically be combined, without any action on the part of the holder thereof, into one (1) validly issued, fully paid and non-assessable share of common stock (“New Common Stock”), subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No fractional shares of common stock shall be issued in connection with the Reverse Stock Split. No stockholder of the Corporation shall transfer any fractional shares of common stock. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of common stock. No certificates representing fractional shares of New Common Stock will be issued in connection with the Reverse Stock Split. Holders who otherwise would be entitled to receive fractional share interests of New Common Stock because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will automatically be entitled to receive an additional fraction of a share of New Common Stock to round up to the next whole share of New Common Stock in lieu of any fractional share created as a result of such Reverse Stock Split. Each certificate that immediately prior to the Effective Time represented shares of Old Common Stock (“Old Certificates”), shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by the Old Certificate shall have been combined.

3.

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: .

4.	Effective date of filing (optional): Upon filing

5.	Officer Signature (Required):

Brady Granier, Chief Executive Officer

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